                                                                    U.S. SECURITIES AND EXCHANGE COMMISSION
|-----------------------|
|       FORM 5          |
|                       |                                                      Washington, D.C. 20549
|-----------------------|
                                                              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                                                     of the Investment Company Act of 1940

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1.       Name and Address of Reporting Person*           2.       Issuer Name and Ticker or Trading Symbol                6.  Relationship of Reporting Person to Issuer
                                                                                                                          (Check all applicable)
                                                                        Compaq Computer Corporation (CPQ)                        Director       ___ 10% Owner
                                                                                                                          ------
                                                                                                                            X  Officer   (give  ___ Other (Specify)
                                                                                                                          ----
Greene, Jr.             Jesse                 J.                                                                                         title
                                                                                                                                         below)
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(Last)               (First)            (Middle)         3.  IRS or Social Security   4.  Statement for
                                                             Number of Reporting         Month/Year                               Sr. VP and CFO
                                                                                                                               ---------------------
20555 SH 249                                                 Person (Voluntary)       Fiscal Year 2000
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                            (Street)                                                  5.  If Amendment, Date of           7.  Individual or Joint/Group Filing
                                                                                         Original                                     Check applicable line)
                                                                                         (Month/Year)                       X   Form filed by One Reporting Person
                                                                                                                          -----
Houston                    TX         77070-2698                                                                          ___ Form filed by More than One Reporting Person
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(City)                   (State)            (Zip)                 Table 1 - Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security                                    2  Transac-      3.  Trans-    4.  Securities Acquired (A)       5.  Amount 0f        6.  Owner     7. Nature of
    Instr. 3)                                              action Date       tion        or Disposed of (D)                   Securities         - ship Form:  Indirect
                                                                            Code         (Instr. 3, 4 and 5)                  Bene-                Direct      Beneficial
                                                           (Month/          (Instr. 8)                                        fically Owned        (D) or      Ownership
                                                                                                                              at End of            Indirect    (Instr. 4)
                                                                                                                              Issuer's
                                                                                      -----------------------------------
                                                                                      ------------- -------- ------------
                                                           Day/                                     (A) or                    Fiscal Year        (I)
                                                           Year)                         Amount        (D)      Price         (Instr. 3 and       (Instr.
                                                                                                                              4)               4)
-------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
                                                         -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
Common Stock                                             4/3/2000       A             40,000        A                                               D
                                                         -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
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Common Stock                                             7/25/2000      F             1,472 (1)     D        $29.25                                 D
-------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
                                                         -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
Common Stock                                             10/24/2000     F             1,472 (1)     D        $28.15       37,605.5174(2)            D
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* If the Form is filed by more than one Reporting Person, See Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                  (Print or Type Responses)

FORM 5 (continued)
                                                 TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                         (e.g., puts, calls, warrants, options, convertible securities)

---------------- ------------ ----------- ------------- -------------------- ----------------------- ----------------------- -------- ------------- -------------- ---------------
1. Title of      2. Conver-   3. Trans-   4. Transac-     5. Number of       6. Date Exer-           7. Title and Amount of  8.       9. Number     10. Owner-     11. Na-
   Derivative      sion or      action      tion Code     Derivative           cisable and Ex-         Underlying            Price      of Deriv-       ship           ture
   Security        Exercise     Date        (Instr. 8)    Securities           piration Date           Securities              of       ative           of             of In-
   (Instr. 3)      Price of     (Month/                   Ac-quired (A) or     (Month/Day/             (Instr. 3 and 4)                 Secur-          Deriv-         direct
                   Deriv-        Day/                     Dis-                   Year)                                         Deriv-   ities           ative          Bene-
                   ative         Year)                    posed of (D)                                                         ative    Bene-           Secu-          ficial
                   Security                               (Instr. 3, 4,                                                                 ficially        rity:          Own-
                                                          and 5)                                                               Secur-   Owned           Direct         ership
                                                                                                                               ity

                                                                                                                               (Instr.
                                                                                                                               5)
                                                                             ----------- ----------- ---------- ------------
                                                                                                                                        at End          (D) or         (Instr. 4)
                                                                             Date        Expira-                 Amount or              of              Indi-
                                                                             Exer-       tion          Title     Number of              Year            rect (I)
                                                                             cisable     Date                     Shares                 (Instr.        (Instr.
                                                                                                                                      4)            4)
                                                        ---------- ---------
                                                           (A)     (D)
---------------- ------------ ----------- ------------- ---------- --------- ----------- ----------- ---------- ------------ -------- ------------- -------------- ---------------
Stock Option     $27.38       5/15/2000        A        75,000               5/15/2002   5/15/2010   Common     75,000                75,000        D
Right to Buy)                                                                   (3)                  Stock
---------------- ------------ ----------- ------------- ---------- --------- ----------- -----------            ------------ -------- ------------- -------------- ---------------
                 ------------ ----------- ------------- ---------- --------- ----------- ----------- ---------- ------------ -------- ------------- -------------- ---------------

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Explanation of Responses:

(1)   Shares withheld to satisfy tax liability for restricted stock vesting.
(2)      Includes 549.5174 shares acquired under the Employee Stock Purchase Plan in the month of October.
(3)      Shares will vest 100% on this date

                               /s/ Jesse J. Greene, Jr.                        Feb 09, 2001
                            ------------------------------------          --------------------------
                                   Jesse J. Greene, Jr.                             Date
                              **Signature of Reporting Person

**Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C.1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.